FORM OF NOTE

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION THEREUNDER.


 SUBORDINATED PROMISSORY NOTE


 $____________________                          March 28, 1997

FOR VALUE RECEIVED, MERIDIAN FINANCIAL
CORPORATION, an Indiana corporation (including any successor or assign thereof, including, without limitation, a receiver, trustee or debtor-in-possession, "Maker"), hereby promises to pay to ___________________________ ("Payee") the aggregate principal sum of
$__________________________, on the dates and in the
amounts set forth below, and to pay to Payee interest on the unpaid principal balance hereof at the rate and times set forth herein.

 . Reference to Purchase Agreement. This subordinated promissory note (this "Note") is issued and delivered by Maker pursuant to the terms of that certain Securities Purchase Agreement, dated as of March 28, 1997 (the "Purchase Agreement"), by and among Maker, Payee and the other parties thereto. This Note is one of several Subordinated Promissory Notes issued by Maker pursuant to the Purchase Agreement on substantially the same terms and conditions contained herein (collectively, including notes issued in exchange therefor, the "Subordinated Notes").

 . Payment of Principal. The principal amount of this Note, together with all unpaid interest accrued thereon and any other amounts payable hereunder, shall be due and payable as follows: (a) on March 31, 2001, fifty percent of the then unpaid principal amount of this Note shall be due and payable and (b) on March 31, 2002, the entire then unpaid principal amount of this Note, together with all unpaid interest accrued thereon, shall be due and payable. Notwithstanding the foregoing, in the event of (i) a sale or conveyance of substantially all the assets of Maker (except in connection with any sale effected in the form of a securitization), or consolidation or merger of Maker with any other entity in which Maker is not the surviving entity or in which Maker survives as a wholly-owned subsidiary of another entity or (ii) the consummation of an initial public offering of equity securities of Maker, the entire unpaid principal amount of this Note, together with all unpaid interest accrued thereon and any other amounts payable hereunder shall be immediately due and payable.

 . Payment of Interest. The unpaid principal balance of this Note shall bear interest from the date hereof at an annual rate of 10%, compounded quarterly, on the basis of a 365 day year. Interest on this Note shall be paid quarterly in arrears on the last day of each calendar quarter, commencing on March 31, 1998, except that interest on this Note with respect to periods from the date hereof through March 31, 1998 shall accrue and be added to the principal balance of this Note. From and during the continuance of an Event of Default (as defined in Section 6 hereof), the unpaid principal balance of this Note shall bear interest at an annual rate of 13.5%.

 . Manner and Place of Payments. Payments of principal and interest shall be paid in lawful money of the United States of America on the day when due, at the office of Payee or at such other place as Payee shall designate.
Any payment due on a Saturday, Sunday or legal holiday shall be made on the next succeeding day not a Saturday, Sunday or legal holiday, and any extension of the due date shall be reflected in the calculation of the interest payable. All payments shall be credited first to accrued interest, next to any other sums due hereunder, and the remainder to the unpaid principal balance, until all sums due hereunder have been paid in full.

 . Prepayment. Maker may not prepay, in whole or in part, the outstanding principal amount of this Note.

 . Events of Default. Maker shall be in default of its obligations hereunder upon the occurrence of any of the following events (each, an "Event of Default"), unless waived in writing by the holders of 75% in principal amount of Subordinated Notes then outstanding:

 () Maker shall default in the payment
of any installmentof principal or interest under this Note or any other Subordinated Note when the same shall become due and payable, and such default shall continue unremedied for a period of five business days after the date payment is due;

 () Maker shall default in the
performance of any covenant, condition or agreement on its part to be performed or observed pursuant to the terms of the Purchase Agreement, unless waived pursuant to the Purchase Agreement, and such default shall continue unremedied for a period of ten business days after the delivery to Maker of written notice thereof;

 () Any representation or warranty made
by Maker in the Purchase Agreement shall fail to be true and correct in any material respect when made or deemed to have been made pursuant to the Purchase Agreement, unless waived pursuant to the Purchase
Agreement;

 () Without limiting the generality of
Section 6(b) hereof, Maker shall default (i) in any payment of principal of or interest on any indebtedness for borrowed money or any payment obligation under any interest rate swap agreement or similar arrangement designed to protect Maker against fluctuations in interest rates (collectively, "Indebtedness") beyond any period of grace provided with respect thereto or (ii) in the performance of any other covenant, agreement, term or condition contained in any agreement under which any such Indebtedness is created or governed if the effect of such default is (x) to cause (whether automatically or by acceleration) such obligation to become due prior to its stated maturity or (y) upon the expiration of any applicable grace period, to permit the holder of such obligation to cause such obligation to become due prior to its stated maturity, provided that such grace period shall have expired;

 () Maker shall: (i) file a petition
commencing a voluntary case under any chapter of Title 11 of the United States Code; (ii) make a general assignment for the benefit of creditors; (iii) admit in writing its inability to pay its debts as they mature; (iv) file an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of Maker, including, without limitation, the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors; (v) file a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under such law or statute;
or (vi) take any corporate action for the purpose of effecting any of the foregoing; and

 () An involuntary case is commenced
against Maker by the
filing of a petition under chapter 7 or
chapter 11 of Title 11 of the United
States Code and within 60 days after
the filing thereof either the petition is not dismissed or an order for relief is entered therein; or an order, judgment or decree is entered against Maker or against all or any portion of its property, including, without limitation, the entry of an order, judgment or decree appointing or authorizing a trustee, receiver or agent to take charge of the property of Maker for the purpose of general administration of such property or for the benefit of creditors of Maker and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days; or an order, judgment or decree is entered, without the approval or consent of Maker, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution or liquidation of Maker under any law or statute, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days.

 . Remedies, Rights upon Default.  If an Event of
Default shall occur and be continuing, the principal indebtedness evidenced hereby, together with all unpaid accrued interest thereon, shall, at the option of Payee and without further notice to Maker, at once become due and payable.

 . Costs of Collection. Maker agrees to pay on demand all costs of collection, including attorneys' fees, incurred by Payee in enforcing this Note in the event that default is made in the payment hereof.

 . Waiver. Maker hereby waives presentment for payment, demand, protest or any notice (to the extent permitted by applicable law) of any kind in connection with this Note. No acceptance of a past due payment or indulgences granted from time to time shall be construed (i) as a novation of the Note or as a waiver of such right of acceleration or of Payee's right to insist upon strict compliance with the terms hereof or (ii) to prevent the exercise of any right granted herein. No extension of time for the payment of this Note or any installment due hereunder shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part, unless Payee agrees otherwise in writing.

 . Notices. All notices and other communications which are required or permitted to be given under this Note shall be in writing and shall be delivered personally or by certified mail (return receipt requested), or telecopied and addressed as follows:

 () if to Maker, to:

   Meridian Financial Corporation
   8250 Haverstick Road
   Suite 110
   Indianapolis, Indiana 46240-2401
   Telecopier No.: (317) 722-2905

 () if to Payee, to the address of
Payee as set forth in
the records of Maker

 or to such other address as either of the above shall have specified by notice hereunder. Each notice or other communication which shall be delivered personally, mailed or telecopied in the manner described above shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telecopy) the confirmation report being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

 . Amendments and Modifications. This Note may not be modified, amended or changed in any respect except in writing duly signed by the party against whom enforcement of any such modification, amendment or change is sought;
provided, however, that any default may be waived as provided in Section 6 hereof.

 . Headings. The section and other headings contained in this Note are for convenience only and shall not be deemed to be a part of this Note or to affect the meaning or interpretation of this Note.

 . Governing Law. This Note shall be construed and interpreted in accordance with the laws of the State of Illinois, without application of the rules regarding conflicts of laws.

 . Savings Clause. Nothing in this Note will permit Payee to collect interest at a rate higher than permitted by applicable law. If, from any circumstance whatsoever, fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve exceeding the limit of validity presently prescribed under any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction of interest be possible under this Note that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity.


IN WITNESS WHEREOF, this Note has been signed by Maker as of the date first above written.



MERIDIAN FINANCIAL
 CORPORATION


      By:
Its: